Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Republic Power Group Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares	(1)	457(o)		$	$10,000,000.00	0.0001381	$1,381.00

Total Offering Amounts:							$10,000,000.00		1,381.00
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$1,381.00

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Offering Note(s)

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to Rule 416 under the Securities Act, we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.